250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Dori McDannold Tel: (518) 415-4313

FOR IMMEDIATE RELEASE

Arrow Declares June 2022 Cash Dividend

GLENS FALLS, N.Y. (April 28, 2022) -- The Board of Directors of Arrow Financial Corporation (NasdaqGS® - AROW) on April 27, 2022, declared a quarterly cash dividend of $0.27 per share payable June 15, 2022, to shareholders of record on June 1, 2022.

This represents an increase of 7% over the cash dividend paid to shareholders in the second quarter of 2021 as a result of the $.01 per share increase and a 3% stock dividend distributed on September 24, 2021.
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Arrow Financial Corporation (NasdaqGS® - AROW) is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., and Upstate Agency, LLC, specializing in property and casualty insurance and group health and employee benefits.

The information in this document may contain statements based on management’s beliefs, assumptions, expectations, estimates and projections about the future. Such "forward-looking statements," as defined in Section 21E of the Securities Exchange Act of 1934, as amended, involve a degree of uncertainty and attendant risk. Actual outcomes and results may differ, explicitly or by implication. We are not obliged to revise or update these statements to reflect unanticipated events. This document should be read in conjunction with Arrow’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission.

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